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                                                                 Exhibit 4.7


                            GREATER CHINA CORPORATION
                             a Delaware corporation

                      NON-QUALIFIED STOCK OPTION AGREEMENT


      Warren S. Wang                           October 14, 1996
----------------------------                 -------------------
    Name of Optionee                         Date Option Granted

     3 Sherwood Lane
 Orangeburg, New York 10962
----------------------------
    Residence Address                                  No. 006


     This Agreement ("Agreement") is made as of the date set forth above between Greater China Corporation, a Delaware corporation (hereinafter the "Company"), and the optionee named above (hereinafter "Optionee"). The option granted by this Agreement is designated a "Non-Qualified Option" granted pursuant to the Greater China Corporation 1996 Consultants Stock Option Plan dated September 4, 1996 (the "Plan").

     1. GRANT OF OPTION. Pursuant to and subject to the terms and conditions of the Agreement, the Company grants to the Optionee, a consultant to the Company, the right and option (the "Option") to purchase at $0.75 per share on the terms and conditions hereinafter set forth all or any part of an aggregate of 5,500 shares (the "Shares") of the currently authorized and unissued Common Stock, par value $0.02 per share. The Option shall be exercisable, in whole or in part, during the period commencing with the date on which it is granted and ending on December 31, 1996.

     Nothing contained herein shall be construed to limit or restrict the right of the Company or a parent or subsidiary corporation of the Company to terminate the Optionee's services for the Company.

     2. METHOD OF EXERCISE. The Option may be exercised pursuant thereto by written notice to the Company stating the number of shares with respect to which the Option is being exercised, together with payment in full, by cancellation of indebtedness for services rendered to the Company, of the purchase price for the number of Shares being purchased. Optionee hereby acknowledges that, as of the date this Agreement, the aggregate exercise price for the Options reflects the full amount owing by the Company for services rendered or otherwise, and that these Options represent satisfaction in full of all amounts owing by the Company to Optionee. If requested by the Board of Directors, prior to the delivery of any Shares, the Optionee shall supply the Board of Directors with a representation that the Shares are not being acquired with a view to distribution and will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations.

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     As soon after the notice of exercise as the Company is reasonably able to comply, the Company shall, without payment of any transfer or issue tax by the Optionee, deliver to the Optionee or any such other person, at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates for the Shares being purchased upon exercise of the Option. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or any federal, state or local law. The Optionee may exercise the Option for less than the total number of Shares for which the Option is then exercisable, provided that a partial exercise may not be for fewer than 100 Shares, unless the remaining shares exercisable under the Option is for less than 100 Shares. The Option may be exercisable for whole Shares only.

     3. TERMINATION OF OPTION. The Option shall terminate and expire immediately and in total upon the earlier of:

          (a) The Expiration Date of the Option as specified in Section 1 of this Agreement; or

          (b) The date of termination of the Option pursuant to Section 5 hereof.

This Option shall survive and be exercisable notwithstanding that Optionee shall
(i) terminate its relationship with the Company, (ii) cease to provide services to the Company or (iii) otherwise be subject to the provisions of Sections 7(a)-
(d) of the Plan, and shall terminate only as provided in Sections 3(a) or (b) of this Agreement.

     4. ADJUSTMENTS. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to Section 5 hereof), then the number and kind of shares then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors; PROVIDED, HOWEVER, that in no event shall any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

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     5.   CESSATION OF CORPORATE EXISTENCE.  Notwithstanding any other provision of this Option, upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than 50% of the then outstanding stock of the Company to another corporation or other entity, the Option granted hereunder shall terminate; provided, however, that:
(i) each Option for which no option has been tendered by the surviving corporation in accordance with all of the terms of provision (ii) immediately below shall, within five days before the effective date of such dissolution or liquidation, merger or consolidation or sale of assets in which the Company is not the surviving corporation or sale of stock, become fully exercisable; or
(ii) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated to, tender to any Optionee, an option to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required substantially to preserve the rights and benefits of this Option.

     6. NON-TRANSFERABILITY. The Option is not assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee. Upon any attempted transfer of this Option contrary to the provisions hereof, the Board of Directors may, at its discretion, terminate this Option.

     7. NO STOCKHOLDER RIGHTS. The Optionee or other person entitled to exercise this Option shall have no rights or privileges as a stockholder with respect to any Shares subject hereto until the Optionee or such person has become the holder of record of such Shares, and no adjustment (except such adjustment as may be effected pursuant to the provisions of Section 4 hereof) shall be made for dividends or distributions of rights in respect of such Shares if the record date is prior to the date on which the Optionee or such person becomes the holder of record.

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     8.   METHOD OF ACCEPTANCE.  This Agreement is addressed to the Optionee in duplicate and shall not be effective until the Optionee has executed the acceptance below and returned one copy to the Company, thereby acknowledging that he has read and agreed to all the terms and conditions of this Agreement.

     Executed by the Company as of this 14th day of October, 1996.


                                   GREATER CHINA CORPORATION
                                   a Delaware corporation




                                   By: /s/ John W. Allen
                                       --------------------------
                                       John W. Allen
                                       Chief Executive Officer




ACCEPTED:

("Optionee")



By: /s/ Warren S. Wang                      October 14, 1996
   ---------------------------          -------------------------
   Warren S. Wang                                 Date

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